As filed with the Securities and Exchange Commission on May 23, 2019

                Registration No. 333-_______

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

fOrm S-8

registration statement

under the securities act of 1933

Diamedica therapeutics inc.

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
2 Carlson Parkway, Suite 260 Minneapolis, Minnesota (Address of Principal Executive Offices)	55447 (Zip Code)

DiaMedica Therapeutics Inc. 2019 Omnibus Incentive Plan

(Full title of the plan)

Rick Pauls

President and Chief Executive Officer

DiaMedica Therapeutics Inc.

2 Carlson Parkway, Suite 260

Minneapolis, Minnesota 55447

(Name and address of agent for service)

(763) 312-6755

(Telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert Fox Rothschild LLP Campbell Mithun Tower, Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402 (612) 607-7000	Keith Inman Pushor Mitchell LLP 301 – 1665 Ellis Street Kelowna, British Columbia Canada V1Y 2B3 (250) 762-2108

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Voting Common Shares, no par value per share	2,000,000	$2.80	$5,600,000	$678.72

(1)

Each voting common share, no par value per share (“common shares”), includes one common share purchase right pursuant to a Shareholder Rights Plan Agreement dated December 21, 2017 by and between DiaMedica Therapeutics Inc. and Computershare Investor Services Inc. Any value attributable to such rights is reflected in the market price of the common shares.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional common shares of the registrant that become issuable under the DiaMedica Therapeutics Inc. 2019 Omnibus Incentive Plan by reason of any recapitalization, share split, share dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding common shares are increased, converted or exchanged.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common shares, as reported by The Nasdaq Capital Market on May 20, 2019.

EXPLANATORY NOTE

DiaMedica Therapeutics Inc. (the “Registrant” or the “Company”) has filed this registration statement on Form S-8 (this “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), to register 2,000,000 voting common shares, no par value per share, of the Company (“Common Shares”), issuable pursuant to awards granted under the DiaMedica Therapeutics Inc. 2019 Omnibus Incentive Plan (“2019 Plan”).

The 2019 Plan was approved by the Company’s Board of Directors on March 14, 2019 and approved and adopted by the Company’s shareholders on May 22, 2019.

PART I

Information Required In The SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2019 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2019 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

DiaMedica Therapeutics Inc.

2 Carlson Parkway, Suite 260

Minneapolis, Minnesota 55447

Attention: Chief Financial Officer

Tel: (763) 496-5454

PART II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the SEC:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 19, 2019 (File No. 001-36291);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 13, 2019 (File No. 001-36291);

(c)

The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on January 3, 2019, January 9, 2019, February 26, 2019, and May 23, 2019 (File No. 001-36291);

(d)	The Company’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 8, 2019 for the Company’s 2019 Annual Meeting of Stockholders held on May 22, 2019 (File No. 001-36291); and

(e)

The description of the Company’s Common Shares and common share purchase rights which is contained in the Company’s Registration Statement on Form S-1, as amended (File No. 333-228313), which description is incorporated by reference into the Registration Statement on Form 8-A filed with the SEC on December 3, 2018 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description (File No. 001-36291).

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a corporation organized under the Canada Business Corporation Act (the “CBCA”). Under Section 124 of the CBCA, a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. Each of the aforementioned individuals are entitled to the indemnification provided above from a corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

Under the CBCA, a corporation may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of the corporation, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the corporation’s request. The Company has maintained, and expect to continue to maintain, such an insurance policy covering the Company’s directors and officers with respect to certain liabilities.

The Company has entered into indemnification agreements with all of its directors and officers. The indemnification agreements are governed exclusively by and construed according to the substantive laws of the Canada, without regard to conflicts-of-laws principles that would require the application of any other law and provide, among other things, for indemnification to the fullest extent permitted by law and the Company’s by-laws against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement that are paid or incurred by the executive or on his or her behalf in connection with such action, suit or proceeding. The Company will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements provide that the executive will not be indemnified and expenses advanced with respect to an action, suit or proceeding initiated by the executive unless (i) so authorized or consented to by the Company Board of Directors or the company has joined in such action, suit or proceeding or (ii) the action, suit or proceeding is one to enforce the executive’s rights under the indemnification agreement. The Company’s indemnification and expense advance obligations are subject to the condition that an appropriate person or body not party to the particular action, suit or proceeding shall not have determined that the executive is not permitted to be indemnified under applicable law. The indemnification agreements also set forth procedures that apply in the event an executive requests indemnification or an expense advance.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Section 22.10 of the DiaMedica Therapeutics Inc. 2019 Omnibus Incentive Plan provides that subject to any limitations and requirements of the CBCA or other applicable law, each individual who is or will have been a member of the Board, or a committee appointed by the Board, or an officer or employee of the Company to whom authority was delegated in accordance with Section 3.3 of the 2019 Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2019 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf.

The foregoing description of Section 124 of the CBCA, the Company’s By-Law No. 1 and 2 and the 2019 Plan is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

3.1

Certificate of Continuance of DiaMedica Therapeutics Inc. dated April 11, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 9, 2018 (File No. 333-228313))

3.2

Certificate of Amendment of DiaMedica Therapeutics Inc. dated December 28, 2016 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 9, 2018 (File No. 333-228313))

3.3

Certificate of Amendment of DiaMedica Therapeutics Inc. dated September 24, 2018 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 9, 2018 (File No. 333-228313))

3.4

Certificate of Amendment of DiaMedica Therapeutics Inc. dated November 15, 2018 (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 19, 2018 (File No. 333-228313))

3.5

By-Law No. 1 and 2 of DiaMedica Therapeutics Inc. as amended and restated on September 30, 2018 (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 9, 2018 (File No. 333-228313))

4.1

Specimen Certificate representing Common Shares of DiaMedica Therapeutics Inc. (incorporated by reference to Exhibit 4.13 to the Company’s Registration Statement on Form S-1/A filed with the SEC on November 19, 2018 (File No. 333-228313))

4.2

Shareholder Rights Plan Agreement dated December 21, 2017 by and between DiaMedica Therapeutics Inc. and Computershare Investor Services Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 9, 2018 (File No. 333-228313))

5.1*	Opinion of Pushor Mitchell LLP regarding the validity of the common shares being registered

23.1*	Consent of Baker Tilly Virchow Krause, LLP

23.2*	Consent of Pushor Mitchell LLP (Included within the opinion filed as Exhibit 5.1)

Exhibit No.	Description

24.1*	Power of Attorney (Included on signature page to this Registration Statement)

99.1	DiaMedica Therapeutics Inc. 2019 Omnibus Incentive Plan (incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K previously filed with the SEC on May 23, 2019)

*	Filed herewith.

Item 9. Undertakings.

(a)          The Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 23, 2019.

DIAMEDICA THERAPEUTICS INC.

By:	/s/ Rick Pauls
Rick Pauls
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of DiaMedica Therapeutics Inc., hereby severally constitute and appoint Rick Pauls and Scott Kellen, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Rick Pauls	President, Chief Executive Officer and Director (principal executive officer)	May 23, 2019
Rick Pauls

/s/ Scott Kellen	Chief Financial Officer and Secretary (principal financial and accounting officer)	May 23, 2019
Scott Kellen

/s/ Richard Pilnik	Chairman of the Board	May 23, 2019
Richard Pilnik

/s/ Michael Giuffre, M.D.	Director	May 23, 2019
Michael Giuffre, M.D.

/s/ James Parsons	Director	May 23, 2019
James Parsons

/s/ Zhenyu Xiao, Ph.D.	Director	May 23, 2019
Zhenyu Xiao, Ph.D.